Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Posts Strong Revenue Growth for Fiscal 2014

Ankeny, IA, June 9, 2014—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $0.59 for the fourth quarter of fiscal year ended April 30, 2014 compared to $0.60 for the same period a year ago. For the year, diluted earnings per share were $3.46 versus $2.86 for the same period last year. “Inside sales were up over 13% for the fiscal year, and total fuel gallons sold increased by over 8%,” said Chairman and CEO Robert J. Myers. “We were able to add new stores and acquisitions in a disciplined manner while at the same time enhance the performance of our existing store base.”

Fuel—The Company’s annual goal for fiscal 2014 was to increase same-store gallons sold 1.5% with an average margin of 15 cents per gallon. Annual same-store gallons sold were up 3.1% with an average margin of 16.8 cents per gallon. For the quarter, same-store gallons rose 1.8% with an average margin of 13.8 cents per gallon. The Company sold 12.1 million renewable fuel credits for $5.7 million in the fourth quarter. “Fuel margins tightened in the fourth quarter primarily due to less volatility of wholesale costs,” said Myers. “The fuel saver program provided a boost to same-store gallons for both the fourth quarter and the year.” For fiscal 2014, total gallons sold were up 8.5% to 1.7 billion, while gross profit dollars rose 20% to $280.1 million.

Grocery and Other Merchandise—Casey’s fiscal 2014 goal was to increase same-store sales 5% with an average margin of 32.3%. For the year, same-store sales were up 7.4% with an average margin of 32.1%. For the quarter, same-store sales were up 7.2% with an average margin of 32.1%. “Sales throughout the entire category performed well during the fourth quarter despite the unseasonably cold weather,” stated Myers. “Although cigarettes pressured margin in this category throughout the year, we believe the competitive environment has stabilized resulting in a slight improvement in cigarette profitability in the fourth quarter.” For fiscal 2014, total sales were up 11.6% to $1.6 billion, while gross profit dollars rose 9.8% to $507.9 million.

Prepared Food and Fountain—Casey’s annual goal was to increase same-store sales 9% with an average margin of 62%. For the year, same-store sales were up 11.8% with an average margin of 61.1%. Same-store sales for the fourth quarter increased 12.1% with an average margin of 60.1%. “Even though rising cheese and meat costs adversely impacted the margin, we were still able to grow gross profit dollars by over 16% in the fourth quarter compared to the same period last year,” said Myers. “Our sales continue to benefit from expanding operations to 24-hours a day, adding pizza delivery, and completing major remodels. We also implemented strategic price increases at the start of fiscal 2015 to partially offset rising input costs.” For fiscal 2014, total sales were up 16.7% to $659.2 million, while gross profit dollars rose 15.5% to $403 million.

Operating Expenses—For the fiscal year, operating expenses increased 12.7% to $857.3 million. For the fourth quarter, operating expenses were up 10.0%. “Both the annual and quarter expenses were up primarily due to new, acquired and replaced stores, along with the various operating initiatives that have been implemented in existing stores,” stated Myers.

Expansion—The annual goal was to build or acquire 70 to 105 (4-6%) stores and replace 20 existing locations. For the fiscal year, the Company built 44 new stores, acquired 28 stores, and also completed 20 replacements as well as 25 major remodels. “We continue to execute our prudent growth strategy of blending new store growth with acquisitions, and reached a milestone in the fourth quarter as we now operate over 1,800 stores,” said Myers. “Casey’s is off to a great start to fiscal 2015 as we completed the 24-store Stop-n-Go acquisition in May.” The Company currently has 27 new stores and 23 replacement stores under construction, as well as 38 new sites, 28 replacement sites, and 5 acquisition stores under contract to purchase. The Company recently announced plans to build a second distribution center in Terre Haute, Indiana to facilitate store growth as well as provide a more efficient distribution system to the existing chain.

Fiscal 2015 Goals—The corporate performance goals for fiscal 2015 are as follows:

•	Increase same-store fuel gallons sold 1% with an average margin of 15.3 cents per gallon

•	Increase same-store grocery & other merchandise sales 5.3% with an average margin of 32.1%

•	Increase same-store prepared food & fountain sales 9.5% with an average margin of 60%

•	Build or acquire 72 to 108 stores and replace 25 existing locations

Dividend—At its June meeting, the Board of Directors increased the quarterly dividend to $0.20 per share. The dividend is payable August 15th to shareholders of record on August 1st, 2014.

	Casey’s General Stores, Inc. Condensed Consolidated Statements of Income (Dollars in thousands, except share and per share amounts) (Unaudited)

	Three months ended April 30,		Year ended April 30,
	2014	2013	2014	2013
Total revenue	$1,919,566	$1,808,529	$7,840,255	$7,250,840
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,632,991	1,542,137	6,605,996	6,168,475

Gross profit	286,575	266,392	1,234,259	1,082,365
Operating expenses	210,123	191,054	857,297	760,365
Depreciation and amortization	35,556	29,910	131,160	111,823
Interest, net	10,119	8,743	39,270	35,048

Income before income taxes	30,777	36,685	206,532	175,129
Federal and state income taxes	7,961	13,413	72,018	64,504

Net Income	$22,816	$23,272	$134,514	$110,625

Net income per common share
Basic	$.59	$.61	$3.50	$2.89

Diluted	$.59	$.60	$3.46	$2.86

Basic weighted average shares	38,499	38,342	38,458	38,297
Plus effect of stock compensation	425	353	410	323

Diluted weighted average shares	38,924	38,695	38,868	38,620

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	April 30,	April 30,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$121,641	$41,271
Receivables	25,841	20,900
Inventories	204,833	189,514
Prepaid expenses	1,478	1,396
Deferred income taxes	11,878	9,916
Income tax receivable	12,473	9,820

Total current assets	378,144	272,817

Other assets, net of amortization	15,947	14,485
Goodwill	120,406	114,791
Property and equipment, net of accumulated depreciation of $1,062,278 at April 30, 2014, and of $952,286 at April 30, 2013	1,778,965	1,581,925

Total assets	$2,293,462	$1,984,018

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$59,100
Current maturities of long-term debt	553	15,810
Accounts payable	250,807	232,913
Accrued expenses	111,583	89,925

Total current liabilities	362,943	397,748

Long-term debt, net of current maturities	853,642	653,081
Deferred income taxes	317,953	293,708
Deferred compensation	16,558	15,787
Other long-term liabilities	22,500	21,399

Total liabilities	1,573,596	1,381,723

Total shareholders’ equity	719,866	602,295

Total liabilities and shareholders’ equity	$2,293,462	$1,984,018

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Amounts in thousands)

Three months ended 04/30/14	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,366,951	$378,251	$162,977	$11,387	$1,919,566
Gross profit	$55,891	$121,388	$97,924	$11,372	$286,575
Margin	4.1%	32.1%	60.1%	99.9%	14.9%
Fuel gallons	403,767

Three months ended 04/30/13
Sales	$1,319,371	$340,263	$138,642	$10,253	$1,808,529
Gross profit	$64,287	$107,963	$83,902	$10,240	$266,392
Margin	4.9%	31.7%	60.5%	99.9%	14.7%
Fuel gallons	378,062

Sales and Gross Profit by Product (Amounts in thousands)

Year ended 04/30/14	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$5,554,580	$1,583,234	$659,176	$43,265	$7,840,255
Gross profit	$280,115	$507,936	$402,996	$43,212	$1,234,259
Margin	5.0%	32.1%	61.1%	99.9%	15.7%
Fuel gallons	1,665,600

Year ended 04/30/13
Sales	$5,229,157	$1,418,711	$564,924	$38,048	$7,250,840
Gross profit	$232,718	$462,663	$348,993	$37,991	$1,082,365
Margin	4.5%	32.6%	61.8%	99.9%	14.9%
Fuel gallons	1,535,140

Fuel Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	FY
F2014	3.2%	4.2%	3.8%	1.8%	3.1%
F2013	-0.2	-0.4	0.6	1.0	0.1
F2012	-2.7	-2.9	-2.4	2.5	-1.5

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	FY
F2014	6.1%	10.2%	6.5%	7.2%	7.4%
F2013	2.6	-0.7	3.2	-0.2	0.8
F2012	6.2	5.8	6.3	8.5	6.7

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	FY
F2014	11.9%	12.3%	10.7%	12.1%	11.8%
F2013	10.6	10.1	11.6	4.4	8.6
F2012	15.3	14.2	12.6	16.8	14.3

Fuel Margin

(Cents pergallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		FY
F2014	22.1	¢	16.7	¢	14.4	¢	13.8	¢	16.8	¢
F2013	14.9		14.9		13.8		17.0		15.2
F2012	17.2		16.7		13.6		13.7		15.3

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	FY
F2014	32.7%	32.3%	31.1%	32.1%	32.1%
F2013	33.4	33.4	31.7	31.7	32.6
F2012	32.5	32.5	31.8	33.0	32.5

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	FY
F2014	61.8%	61.8%	60.8%	60.1%	61.1%
F2013	63.5	62.5	60.6	60.5	61.8
F2012	61.2	59.5	61.2	60.8	60.7

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 10, 2014. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.